WASHINGTON, D.C. 20549
                   -------------------------------------------
                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-24316

                     Community Financial Holding Corporation
             (Exact Name of Registrant as specified in its charter)

                                222 Haddon Avenue
                           Westmont, New Jersey 08108
                                 (609) 869-7925
 (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $5.00 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



                Rule 12g-4(a)(1)(i)                   [x]               Rule 12h-3(b)(1)(i)                    [x]
                Rule 12g-4(a)(1)(ii)                  [ ]               Rule 12h-3(b)(1)(ii)                   [ ]
                Rule 12g-4(a)(2)(i)                   [ ]               Rule 12h-3(b)(2)(i)                    [ ]
                Rule 12g-4(a)(2)(ii)                  [ ]               Rule 12h-3(b)(2)(ii)                   [ ]


         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of Securities Exchange Act of 1934, as amended, Community Financial Holding Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                         HUBCO, INC. Successor by Merger to
                                         Community Financial Holding Corporation

                                          D. LYNN VAN BORKULO-NUZZO
DATE:  December 22, 1998              By:----------------------------------
                                          D. Lynn Van Borkulo-Nuzzo
                                          Executive Vice President and
                                          Corporate Secretary